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                                                                EXHIBIT 4(F)(80)

                                                                  EXECUTION COPY

                           BACKUP SERVICING AGREEMENT

          BACKUP SERVICING AGREEMENT (the "Agreement"), dated as of November 21, 2006, among SYSTEMS & SERVICES TECHNOLOGIES, INC., a Delaware corporation (the "Backup Servicer"), RADIAN ASSET ASSURANCE INC., a New York stock insurance company (the "Class A Insurer"), XL CAPITAL ASSURANCE INC., a New York corporation (the "Backup Insurer"), CREDIT ACCEPTANCE CORPORATION, a Michigan corporation ("Credit Acceptance" or the "Servicer"), CREDIT ACCEPTANCE FUNDING LLC 2006-2, a Delaware limited liability company (the "Seller"), CREDIT ACCEPTANCE AUTO DEALER LOAN TRUST 2006-2, a Delaware statutory trust (the "Trust" or the "Issuer") and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trust collateral agent (the "Trust Collateral Agent").

                                   WITNESSETH:

          WHEREAS, Credit Acceptance, the Seller, the Backup Servicer, the Issuer and the Trust Collateral Agent have entered into a Sale and Servicing Agreement, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time, the "Sale and Servicing Agreement");

          WHEREAS, the parties to the Sale and Servicing Agreement desire to obtain the services of the Backup Servicer to perform certain servicing functions and assume certain obligations with respect to the Sale and Servicing Agreement, all as set forth herein, and the Backup Servicer has agreed to perform such functions and assume such obligations; and

          WHEREAS, for its services hereunder and with respect to the Sale and Servicing Agreement, the Backup Servicer will receive a fee payable as described herein;

          NOW THEREFORE, in consideration for the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     SECTION 1.1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings specified in, or incorporated by reference to, the Sale and Servicing Agreement. The following terms shall have the meanings specified below:

          "Aggregate Basis" means verification of only such aggregated amounts as are stated in the Servicer's Certificate, and not as to any amount related to any Dealer Loan or Contract.

          "Assumption Date" has the meaning specified in Section 2.3(a).

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          "Backup Servicer Event of Default" has the meaning specified in
Section 4.1.

          "Backup Servicer's Certificate" has the meaning specified in Section 2.10.

          "Backup Servicing Fee" means, as to each Distribution Date, $4,000; provided, however, that if the Backup Servicer becomes the successor Servicer, such fee shall no longer be paid.

          "Continued Errors" has the meaning specified in Section 2.2(c)(iii).

          "Errors" has the meaning specified in Section 2.2(c)(iii).

          "Liability" has the meaning specified in Section 2.2(c)(i).

          "Live Data Files" has the meaning specified in Section 2.6(a).

          "Material Adverse Change" means any circumstance or event which in the reasonable judgment of the Controlling Party: (a) may be reasonably expected to cause a material adverse change to the validity or enforceability of this Agreement or the Sale and Servicing Agreement; or (b) may be reasonably expected to materially impair the ability of the Backup Servicer to fulfill its obligations under this Agreement or the Sale and Servicing Agreement.

          "Servicer's Data File" has the meaning specified in Section 2.1(a).

          "Service-Related Activities" means the services and service-related activities and the servicer-related responsibilities of the Servicer provided for under the Sale and Servicing Agreement as modified or eliminated herein with respect to the Backup Servicer.

          "Servicing Fee" has the meaning given such term in Section 1.01 of the Sale and Servicing Agreement.

          "Successor Backup Servicer" has the meaning specified in Section
2.4(b).

          "Third Party" has the meaning specified in Section 2.9(d).

     SECTION 1.2. Usage of Terms. With respect to all terms in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to "writing" include printing, typing, lithography, and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; and the term "including" means "including without limitation."

     SECTION 1.3. Section References. All section references shall be to Sections in this Agreement (unless otherwise provided).


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                                   ARTICLE 2
                          ADMINISTRATION AND COLLECTION

     SECTION 2.1. Reconciliation of Servicer's Certificate.

          (a) No later than 9:00 A.M. New York City time on the third Business Day following the end of each Collection Period, the Servicer shall send to the Backup Servicer an electronic file, detailing the Collections received during the prior Collection Period and all other information in its possession relating to the Dealer Loans and the Contracts as may be necessary for the complete and correct completion of the Servicer's Certificate (the "Servicer's Data File") (to the extent of the information required to be provided by the Servicer). Such electronic file shall be in the form and have the specifications as may be agreed to between the Servicer and the Backup Servicer from time to time. The Backup Servicer shall, within one (1) day of the receipt thereof, load the Servicer's Data File and confirm that it is in readable form. If the Backup Servicer determines that the Servicer's Data File is not in readable form, the Backup Servicer shall immediately upon discovery thereof notify the Servicer and the Trust Collateral Agent by telephone, and upon such notification, the Servicer shall prepare and send a replacement Servicer's Data File to the Backup Servicer satisfying the Backup Servicer's specifications, for receipt by the Backup Servicer on the next Business Day.

          (b) No later than the end of the second Business Day prior to each Determination Date, the Servicer shall furnish to the Backup Servicer the Servicer's Certificate related to the prior Collection Period together with all other information necessary for preparation of such Servicer's Certificate and necessary to determine the application of Collections as provided in the Sale and Servicing Agreement. The Backup Servicer shall review the information contained in the Servicer's Certificate against the information on the Servicer's Data File, on an Aggregate Basis. No later than three (3) Business Days after the Backup Servicer's receipt of each Servicer's Certificate, the Backup Servicer shall notify the Servicer, the Trust Collateral Agent, the Indenture Trustee, the Class A Insurer and the Backup Insurer of any inconsistencies between the Servicer's Certificate and the information contained in the Servicer's Data File; provided, however, in the absence of a reconciliation, the Servicer's Certificate shall control for the purpose of calculations and distributions with respect to the related Distribution Date. If the Backup Servicer and the Servicer are unable to reconcile discrepancies with respect to a Servicer's Certificate prior to the related Distribution Date, the Servicer shall cause a firm of independent accountants, at the Servicer's expense, to audit the Servicer's Certificate and, prior to the third Business Day, but in no event later than the fifth calendar day, of the following month, reconcile the discrepancies. The effect, if any, of such reconciliation shall be reflected in the Servicer's Certificate for such next Distribution Date. The Backup Servicer shall only review the information provided by the Servicer in the Servicer's Certificate and in the Servicer's Data File and its obligation to report any inconsistencies shall be limited to those determinable from such information.

          (c) The Backup Servicer and the Servicer shall attempt to reconcile any such inconsistencies and/or to furnish any omitted information and the Servicer shall amend the Servicer's Certificate to reflect the results of the reconciliation or to include any omitted information.


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          (d) The Servicer shall provide monthly, or as otherwise requested, to the Backup Servicer, or its agent, information on the Dealer Loans and related Contracts sufficient to enable the Backup Servicer to assume the responsibilities as successor servicer under the Sale and Servicing Agreement and service and collect the Dealer Loans and related Contracts.

          (e) The Servicer shall provide the Backup Servicer with any and all updates to the master file data layout and copy book information necessary due to system changes or modifications, which may require changes to the Backup Servicer's applications necessary to read the Servicer's Data File.

     SECTION 2.2. Review and Verification.

          (a) Notwithstanding anything in Section 2.1 to the contrary, on or before the end of the second Business Day prior to each Determination Date, the Servicer and the Trust Collateral Agent shall provide sufficient data to the Backup Servicer to allow the Backup Servicer to review and to verify the mathematical accuracy of the Servicer's Certificate on an Aggregate Basis related thereto and determine the following:

               (i) that such Servicer's Certificate is complete on its face;

               (ii) that the amounts credited to and withdrawn from the Collection Account and the balance of such account, as set forth in the records of the Trust Collateral Agent are the same as the amount set forth in the Servicer's Certificate; and

               (iii) that the amounts credited to and withdrawn from the Reserve Account and the balance of such account, as set forth in the records of the Trust Collateral Agent are the same as the amount set forth in the Servicer's Certificate.

          (b) The Backup Servicer shall, on or before the Determination Date with respect to any Collection Period, verify the mathematical accuracy of the Servicer's Certificate in its entirety, which shall include but not be limited to the following:

               (i) the amount of the related distribution allocable to principal;

               (ii) the amount of the related distribution allocable to interest;

               (iii) the amount of the related distribution payable out of the Reserve Account;

               (iv) the Aggregate Outstanding Net Eligible Loan Balance, the Aggregate Outstanding Eligible Loan Balance and the aggregate Outstanding Balance of all Eligible Contracts as of the close of business on the last day of the preceding Collection Period;

               (v) the Class A Note Balance and the Pool Factor;


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               (vi) the amount of the Servicing Fee paid to the Servicer with respect to the related Collection Period and/or due but unpaid with respect to such Collection Period or prior Collection Periods, as the case may be;

               (vii) the Class A Interest Carryover Shortfall, if any;

               (viii) the total amount of Collections for the related Collection Period; and

               (ix) the aggregate Purchase Amount for the Ineligible Loans and Ineligible Contracts, if any, that was paid in such period.

          (c) The Backup Servicer shall provide written notice to the Class A Insurer, the Backup Insurer and the Trust Collateral Agent with respect to whether there are any inconsistencies or deficiencies with respect to its review and verification set forth in paragraphs (a) and (b) above and, if any, shall provide a description thereof as set forth in Section 2.10 hereof. In the event of any discrepancy between the information set forth in subparagraphs (a) and
(b) above, as calculated by the Servicer, from that determined or calculated by the Backup Servicer, the Backup Servicer shall promptly notify the Servicer and, if within five (5) days of such notice being provided to the Servicer, the Backup Servicer and the Servicer are unable to resolve such discrepancy, the Backup Servicer shall promptly notify the Class A Insurer and the Trust Collateral Agent of such discrepancy.

               (i) Other than as specifically set forth elsewhere in this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no duty, responsibility, obligation, or liability (collectively "Liability") for any action taken or omitted by the Servicer.

               (ii) The Backup Servicer shall consult with the Servicer as may be necessary from time to time to perform or carry out the Backup Servicer's obligations hereunder, including the obligation, if requested in writing by the Class A Insurer, to succeed within thirty
          (30) days to the duties and obligations of the Servicer pursuant to
          Section 2.3.

               (iii) Except as otherwise provided in this Agreement, the Backup Servicer may accept and reasonably rely on all accounting, records and work of the Servicer without audit, and the Backup Servicer shall have no Liability for the acts or omissions of the Servicer or for the inaccuracy of any data provided, produced or supplied by the Servicer. If any error, inaccuracy or omission (collectively, "Errors") exists in any information received from the Servicer, and such Errors should cause or materially contribute to the Backup Servicer making or continuing any Errors (collectively, "Continued Errors"), the Backup Servicer shall have no Liability for such Continued Errors; provided, however, that this provision shall not protect the Backup Servicer against any Liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in discovering or correcting any Error or in the performance of its


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          duties hereunder or under the Sale and Servicing Agreement. In the event the Backup Servicer becomes aware of Errors or Continued Errors which, in the opinion of the Backup Servicer impairs its ability to perform its services hereunder, the Backup Servicer may, with the prior consent of the Class A Insurer, undertake to reconstruct and reconcile such data as it deems appropriate to correct such Errors and Continued Errors and prevent future Continued Errors. The Backup Servicer shall be entitled to recover its costs thereby expended from the Servicer.

               (iv) The Backup Servicer and its officers, directors, employees and agents shall be indemnified by the Servicer and the Issuer from and against all claims, damages, losses or expenses reasonably incurred by the Backup Servicer (including reasonable attorney's fees and expenses) arising out of claims asserted against the Backup Servicer on any matter arising out of this Agreement to the extent the act or omission giving rise to the claim accrues before the Assumption Date, except for any claims, damages, losses or expenses arising from the Backup Servicer's own willful misfeasance, bad faith or gross negligence. The obligations of the Servicer and the Issuer under this Section shall survive the termination of this Agreement and the earlier resignation or removal of the Backup Servicer.

               (v) To the extent the Backup Servicer requires any information supplementing reports or data that is to be provided to it pursuant to the Basic Documents in order to complete its verification duties, the Backup Servicer's verification duties are conditioned upon timely receipt by the Backup Servicer of such information.

     SECTION 2.3. Assumption of Servicer's Obligations.

          (a) The Backup Servicer agrees that within 30 days of receipt of a written notice from the Controlling Party, or the Trust Collateral Agent if both a Class A Insurer Default and a Backup Insurer Default have occurred and are continuing, of the termination of the rights and obligations of Credit Acceptance as Servicer pursuant to the Sale and Servicing Agreement, and without further notice, the Backup Servicer shall, subject to the exclusions stated herein, assume the Service-Related Activities of Credit Acceptance under the Sale and Servicing Agreement (the "Assumption Date") and further agrees that it shall assume all such Service-Related Activities in accordance with the requirements, terms and conditions set forth in the Sale and Servicing Agreement and this Agreement. In the event of a conflict between any provision of the Sale and Servicing Agreement and this Agreement, this Agreement shall be controlling.

          (b) In the event of an assumption by the Backup Servicer of the Servicer-Related Activities of Credit Acceptance under the Sale and Servicing Agreement, the Backup Servicer shall not be obligated to perform the obligations imposed in the following Sections of the Sale and Servicing Agreement: Sections
3.02 (provided that the Backup Servicer shall be obligated to inform the other parties to this Agreement of the breaches or failures set forth in Section 3.02 of which a Responsible Officer has actual knowledge), 4.01(c), 4.01(d)(i), 4.01(d)(ii), 4.04, 4.06(a)(iii), 4.06(a)(v), 4.06(a)(ix), 4.06(a)(x),
4.06(b)(i), 4.06(b)(ii), 4.06(b)(v)


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(only with respect to the Servicer's obligation to defend the right, title and interest of the Trust Collateral Agent in the Trust Property against the claims of third parties), 4.07 (provided that the Backup Servicer shall be obligated to inform the other parties to this Agreement of certain breaches detailed in
Section 4.07 of which a Responsible Officer has actual knowledge in the manner described therein), 4.11, 5.01(b), 5.01(c), 5.02 (only with respect to the amount of time in which the Servicer is required to remit Collections to the Collection Account which, in the case of SST after the Assumption Date, will be within one (1) Business Day of receipt of such Collections with respect to cleared funds, and in all other cases will be within three (3) Business Days of receipt of such Collections, 5.09(b), 5.10(b), 7.02 (provided that the Backup Servicer shall be liable under Section 7.02(iii) of the Sale and Servicing Agreement as to action taken by it as successor Servicer), 7.03, 7.06, 8.01(v),
9.05 or 10.01(b).

     SECTION 2.4. Servicing and Retention of Servicer.

          (a) Subject to early termination of the Backup Servicer due to the occurrence of a Backup Servicer Event of Default, or pursuant to Article 4, or as otherwise provided in this Section 2.4, on and after the Assumption Date, the Backup Servicer shall be responsible for the servicing, administering, managing and collection of the Dealer Loans and Contracts in accordance herewith and the Sale and Servicing Agreement.

          (b) In the event of a Backup Servicer Event of Default, the Controlling Party shall have the right to terminate the Backup Servicer as successor Servicer and Backup Servicer hereunder. Upon the termination or resignation of the Backup Servicer hereunder, the Controlling Party shall have the right to appoint a successor Backup Servicer (the "Successor Backup Servicer") and enter into a backup servicing agreement with such Successor Backup Servicer at such time and exercise all of its rights under Section 4.15 of the Sale and Servicing Agreement; provided, however, that if such termination or resignation of the Backup Servicer occurs prior to the Assumption Date, the appointment of the Successor Backup Servicer shall be mutually acceptable to Credit Acceptance and the Controlling Party. Such backup servicing agreement shall specify the duties and obligations of the Successor Backup Servicer, and all references herein and in the Sale and Servicing Agreement to the Backup Servicer shall be deemed to refer to such Successor Backup Servicer.

          (c) The Backup Servicer shall not resign from the obligations and duties imposed on it by this Agreement or the Sale and Servicing Agreement, as successor servicer or as Backup Servicer, as applicable, except upon a determination that by reason of a change in legal requirements, the performance of its duties hereunder or under the Sale and Servicing Agreement would cause it to be in violation of such legal requirements in a manner which would have a material adverse effect on the Backup Servicer, and the Controlling Party does not elect to waive the obligations of the Backup Servicer to perform the duties which render it legally unable to act or to delegate those duties to another Person. Any such determination permitting the resignation of the Backup Servicer pursuant to this Section 2.4(c) shall be evidenced by an opinion of counsel to such effect delivered and acceptable to the Controlling Party. No resignation of the Backup Servicer shall become effective until an entity reasonably acceptable to the Controlling Party shall have assumed the responsibilities and obligations of the Backup Servicer.


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          (d) Any Person: (i) into which the Backup Servicer may be merged or consolidated; (ii) resulting from any merger or consolidation to which the Backup Servicer shall be a party; (iii) which acquires by conveyance, transfer or lease substantially all of the assets of the Backup Servicer; or (iv) succeeding to the business of the Backup Servicer, in any of the foregoing cases shall execute an agreement of assumption to perform every obligation of the Backup Servicer under this Agreement and the Sale and Servicing Agreement, whether or not such assumption agreement is executed, shall be the successor to the Backup Servicer under this Agreement and the Sale and Servicing Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement or the Sale and Servicing Agreement, anything herein or therein to the contrary notwithstanding; provided, however, that nothing contained herein or therein shall be deemed to release the Backup Servicer from any obligation hereunder or under the Sale and Servicing Agreement.

          (e) Following the Assumption Date, beginning with the calendar year ending December 31, 2006, the Backup Servicer shall be required to deliver to the Indenture Trustee, the Trust Collateral Agent and the Class A Insurer on or before one hundred twenty (120) days after the end of the Backup Servicer's fiscal year, with respect to such fiscal year, a copy of its annual SAS-70 and its audited financial statements for such fiscal year.

          (f) Concurrently with the delivery of the financial reports delivered under (e) above, a report in substantially the form attached to this Agreement as Exhibit I and certified by the chief financial officer of the Backup Servicer, certifying that no Backup Servicer Event of Default and no event which, with the giving of notice or the passage of time, would become a Backup Servicer Event of Default has occurred and is continuing or, if any such Backup Servicer Event of Default or other event has occurred and is continuing, such a Backup Servicer Event of Default has occurred and is continuing, the action which the Backup Servicer has taken or proposes to take with respect thereto, shall be delivered to the Indenture Trustee, the Trust Collateral Agent, the Class A Insurer and the Backup Insurer.

     SECTION 2.5. Servicing Duties of the Backup Servicer. On and after the Assumption Date:

          (a) The Backup Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect all amounts due under the Dealer Loans and Contracts from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Collection Guidelines. There shall be no recourse to the Backup Servicer with regard to the Dealer Loans and Contracts. The Backup Servicer shall hold in trust for the Trust Collateral Agent all records which evidence or relate to all or any part of the Trust Estate. In the event that a Successor Backup Servicer is appointed, the outgoing Backup Servicer shall deliver to the Successor Backup Servicer and the Successor Backup Servicer shall hold in trust for the Trust Collateral Agent all records which evidence or relate to all or any part of the Trust Estate.

          (b) The Backup Servicer shall as soon as practicable upon demand, deliver to the Issuer all records in its possession which evidence or relate to indebtedness of an Obligor which is not a Dealer Loan or Contract.


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          (c) The Backup Servicer shall remit to the Collection Account within two (2) Business Days of receipt, all Collections.

          (d) In addition to the obligations of the Backup Servicer under this Agreement, the Backup Servicer shall perform all of the obligations of the Servicer as servicer under the Sale and Servicing Agreement, except as set forth in Section 2.3(b) hereof. Without limiting the foregoing and anything provided for herein, the Backup Servicer shall perform the following in substantially the same manner and level at which Credit Acceptance performs such on the date hereof: (a) customer service inquiries/responsibilities; (b) collections on delinquent and charged-off contracts; (c) insurance monitoring and the making of claims with respect thereto; (d) creating the Servicer's Certificates; (e) repossession and other legal actions; (f) statements to performing contracts and other correspondence; (g) reconciliation of dealer holdback payments; (h) inventory management; (i) maintenance of lock-box accounts; (j) electronic skip tracing; and (k) document storage and title maintenance.

     SECTION 2.6. Other Obligations of the Backup Servicer and Servicer.

          (a) No later than the 10th day of each calendar month until the earlier of the Assumption Date or the termination of this Agreement, Credit Acceptance shall provide a Live Data File (as defined below) transmission to the Backup Servicer, which shall include the Dealer Loan and Contract master file, the transaction history file and all other files necessary to carry out the Service-Related Activities received in connection herewith (the "Live Data Files"). The Backup Servicer shall convert the Live Data Files to its internal systems, and no later than five (5) Business Days after the receipt thereof, shall confirm in writing to Credit Acceptance the accuracy and completeness of the conversion; provided, however, that such confirmation shall not be deemed to apply to the accuracy of the Live Data Files as provided by Credit Acceptance, but shall be deemed only to apply to the accuracy of the conversion of the Live Data Files to the Backup Servicer's internal systems. In the event of any changes in format with respect to either Credit Acceptance or the Backup Servicer, Credit Acceptance and the Backup Servicer shall coordinate with each other for the replacement of the data files with files in the correct format, modified accordingly. To verify that Live Data Files have been accurately converted to the Backup Servicer's internal servicing system, the Backup Servicer will provide Credit Acceptance with such reports as are mutually agreed upon by Credit Acceptance and the Backup Servicer from time to time. Credit Acceptance reserves the right to review converted data on the Backup Servicer's system either by performing an onsite review of the Backup Servicer's systems or, at Credit Acceptance's sole expense, by having remote access to the Backup Servicer's systems.

          (b) In connection with the Backup Servicer assuming the obligations of Servicer hereunder and under the Sale and Servicing Agreement, Credit Acceptance agrees that it shall: (i) promptly make available to the Backup Servicer access to all records and information in the possession of Credit Acceptance related to the Dealer Loans and the Contracts as may be necessary or reasonably requested by the Backup Servicer in connection with the performance of the Backup Servicer's obligations hereunder and thereunder; and (ii) cooperate in good faith with the Backup Servicer and the Trust Collateral Agent in connection with any transition of the servicing of the Dealer Loans and Contracts to the Backup Servicer.


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     SECTION 2.7. Servicing Compensation. As compensation for the performance of its obligations under this Agreement and with respect to the Sale and Servicing Agreement, the Backup Servicer is entitled to: (i) prior to the Assumption Date, the Backup Servicing Fee and (ii) after the Assumption Date, the sum of: (A) the Servicing Fee, (B) any Repossession Expenses, (C) any Reliening Expenses and (D) any Transition Expenses.

     SECTION 2.8. Trust Collateral Agent's Rights. At any time following the Assumption Date:

          (a) The Trust Collateral Agent or the Backup Servicer may direct that payment of all amounts payable under any Dealer Loans or Contracts be made directly to the Backup Servicer, the Trust Collateral Agent or its designee.

          (b) The Servicer shall, (unless otherwise directed by the Trust Collateral Agent) (i) assemble all of the records relating to the Trust Estate and shall make the same available to the Backup Servicer (or the Trust Collateral Agent if so directed by the Trust Collateral Agent) at a place selected by the Backup Servicer or the Trust Collateral Agent, as applicable; provided, however, that the Servicer will be entitled to retain copies of all records provided pursuant to this Section 2.8(b), and (ii) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Trust Collateral Agent and shall, promptly upon receipt but no later than one (1) Business Day after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, as directed by the Trust Collateral Agent or the Backup Servicer.

          (c) Credit Acceptance hereby authorizes the Trust Collateral Agent and the Backup Servicer to take any and all steps in Credit Acceptance's name and on behalf of Credit Acceptance necessary or desirable, in the determination of the Backup Servicer or the Trust Collateral Agent acting in "good faith" (as such term is defined in Article 9 of the UCC), to collect all amounts due under any and all of the Dealer Loans, including, without limitation, endorsing Credit Acceptance's name on checks and other instruments representing Collections and enforcing the Dealer Loans and Contracts; provided, however, that the Trust Collateral Agent shall not have an affirmative obligation to carry out such duties.

     SECTION 2.9. Liability of the Backup Servicer; Standard of Care.

          (a) The Backup Servicer shall not be liable for its actions or omissions hereunder except for its negligence, willful misconduct or breach of this Agreement not caused by another party to this Agreement, or for any recitals, statements, representations or warranties made expressly by the Backup Servicer.

          (b) The Backup Servicer shall indemnify, defend and hold harmless the Servicer and its respective officers, directors, agents and employees from and against any and all costs, expenses, losses, claims, damages and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon the Servicer through the Backup Servicer's breach of this Agreement, the willful misfeasance, bad faith or negligence of the Backup Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.


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          (c) The Servicer shall indemnify, defend and hold harmless the Backup
Servicer and its respective officers, directors, agents and employees from and against any and all costs, expenses, losses, claims, damages and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon the Backup Servicer through the Servicer's breach of this Agreement, the willful misfeasance, bad faith or negligence of the Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.

          (d) The Backup Servicer may accept and reasonably rely on all accounting and servicing records and other documentation provided to the Backup Servicer by or at the direction of the Servicer, including documents prepared or maintained by any originator, or previous servicer, or any party providing services related to the Dealer Loans or Contracts (collectively, the "Third Party"). The Servicer agrees to indemnify (subject to the limitation provided in subsection (e) below) and hold harmless the Backup Servicer, its respective officers, employees and agents against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Backup Servicer may sustain in any way related to the negligence or misconduct of any Third Party with respect to the Dealer Loans or Contracts. The Backup Servicer shall have no Liability for the acts or omissions of any such Third Party or for the inaccuracy of any data provided, produced or supplied by such Third Party. If any Error exists in any information provided to the Backup Servicer and such Errors cause or materially contribute to the Backup Servicer making a Continuing Error, the Backup Servicer shall have no liability for such Continued Errors; provided, however, that this provision shall not protect the Backup Servicer against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in discovering or correcting any error or in the performance of its duties contemplated herein.

          In the event the Backup Servicer becomes aware of Errors and/or Continued Errors which, in the opinion of the Backup Servicer, impair its ability to perform its services hereunder, the Backup Servicer shall promptly notify the Servicer, the Class A Insurer and the Backup Insurer of such Errors and/or Continued Errors. With the prior consent of the Servicer and the Controlling Party, the Backup Servicer may undertake to reconstruct any data or records appropriate to correct such Errors and/or Continued Errors and to prevent future Continued Errors. The Backup Servicer shall be entitled to recover its costs thereby expended from the Servicer.

          (e) Indemnification under this Article shall include, without limitation, reasonable fees and expenses of counsel and expenses of litigation. If the indemnifying party has made any indemnity payments pursuant to this Article and the recipient thereafter collects any of such amounts from others, the recipient shall promptly repay such amounts collected to the indemnifying party, together with any interest earned thereon.

          (f) In performing the Service-Related Activities contemplated by this Agreement, the Backup Servicer agrees to comply in all respects with the applicable state and federal laws and will carry out such activities with the same degree of care as that provided for the Servicer under the Sale and Servicing Agreement. The Backup Servicer shall maintain all state and federal licenses and franchises necessary for it to perform Service-Related Activities.

The Backup Servicer shall not have any Liability for any Error or Continued Error by the Servicer, or for any error, inaccuracy or omission of the Servicer before the Backup Servicer assumes the Service-Related Activities.

          (g) Neither the Backup Servicer nor any of the directors or officers or employees or agents of the Backup Servicer shall be under any liability to the Servicer or any party to this Agreement or the Sale and Servicing Agreement except as provided in this Agreement, for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement; provided, however, that this provision shall not protect the Backup Servicer or any such person against any liability that would otherwise be imposed by reason of a breach of this Agreement or willful misfeasance, bad faith or gross negligence (excluding errors in judgment) in the performance of duties, by reason of reckless disregard of obligations and duties under this Agreement or any violation of law by the Backup Servicer or such person, as the case may be. The Backup Servicer and any director, officer, employee or agent of the Backup Servicer may conclusively rely and shall be fully protected in acting or refraining from acting upon any document, certificate, instrument, opinion, notice, statement, consent, resolution, entitlement order, approval or conversation believed by it to be genuine and made by the proper person and upon the advice or opinion of counsel or other experts selected by it. The Backup Servicer shall not be liable for an error of judgment made in good faith by a Responsible Officer of the Backup Servicer, unless it shall be proven that the Backup Servicer was negligent in ascertaining the pertinent facts.

          (h) The Backup Servicer shall maintain its existence and rights as a corporation under the laws of the jurisdiction of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which the failure to so qualify would have an adverse effect on the validity or enforceability of any Contract, Dealer Agreement, this Agreement or on the ability of the Backup Servicer to perform its duties under this Agreement.

          (i) The provisions of this Section shall survive the termination of this Agreement.

          (j) The Backup Servicer shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.

          (k) The Backup Servicer may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care.

          (l) To the extent that the Backup Servicer is not indemnified by the Servicer pursuant to Section 2.2 hereunder and under the Sale and Servicing Agreement, such amounts shall be reimbursable by the Issuer pursuant to Section 5.08(a) of the Sale and Servicing Agreement.

     SECTION 2.10. Monthly Backup Servicer's Certificate. Prior to the Assumption Date, on or before 12:00 noon (New York City time) on the Business Day preceding each Distribution

Date, the Backup Servicer shall deliver or cause to be delivered to the Class A Insurer, the Backup Insurer and the Trust Collateral Agent a certificate (the "Backup Servicer's Certificate"), in form and substance satisfactory to the Controlling Party, signed by an officer of the Backup Servicer, stating that:
(i) the Backup Servicer has loaded the Servicer's Data File as described in
Section 2.1(a) on its hardware; (ii) a review of the Servicer's Certificate for the related Distribution Date has been made under such officer's supervision;
(iii) the Backup Servicer has received the Live Data File described in Section 2.6(a); and (iv) to such officer's knowledge: (x) the electronic media is in readable form; (y) with respect to the review and verification set forth in
Section 2.2(a) and 2.2(b), the data on the Servicer's Data File tie to the related Servicer's Certificate resulting in no discrepancies between them; and
(z) the Servicer's Certificate does not contain any errors in accordance with the review criteria set forth in Section 2.2(a) hereunder. If the preceding statements cannot be made in the affirmative, the applicable officer shall state the nature of any and all anomalies, discrepancies and errors, and indicate all actions it is currently taking with the Servicer to reconcile and/or correct the same. Each Backup Servicer's Certificate shall be dated as of the related Determination Date. Upon the request of the Indenture Trustee, the Trust Collateral Agent or the Controlling Party, a Backup Servicer's Certificate shall be accompanied by copies of any third party reports relied on or obtained in connection with the Backup Servicer's duties hereunder. The Backup Servicer, with respect to the Backup Servicer's Certificate, shall not be responsible for delays attributable to the failure of the Servicer or any other Person to deliver information, defects in the information supplied by the Servicer or any other Person or other circumstances beyond the control of the Backup Servicer. After the Assumption Date, the Backup Servicer shall deliver the Servicer's Certificate in accordance with Section 4.09 of the Sale and Servicing Agreement.

     SECTION 2.11. Backup Servicer's Expenses. The Backup Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder, including fees and disbursements of independent accountants, taxes imposed on the Backup Servicer and expenses incurred in connection with distributions and reports to the Servicer, the Trust Collateral Agent, the Class A Insurer and the Backup Insurer. When the Backup Servicer incurs expenses after the occurrence of a Servicer Default specified in Section 8.01 of the Sale and Servicing Agreement or an Indenture Event of Default specified in Section 5.1 of the Indenture, the parties hereto intend that such expenses constitute expenses of administration under the Bankruptcy Code or any other applicable Federal or State bankruptcy, insolvency or similar law.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. Representations and Warranties of the Backup Servicer. The Backup Servicer represents, warrants and covenants as of the date of execution and delivery of this Agreement:

          (a) Organization and Good Standing. The Backup Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of Delaware, with power, authority and legal right to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and now has, power, authority and legal right to enter into and perform its obligations under this Agreement or the Sale and Servicing Agreement.

          (b) Due qualification. The Backup Servicer is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions where the failure to do so would materially and adversely affect the performance of its obligations under this Agreement or the Sale and Servicing Agreement.

          (c) Power and Authority. The Backup Servicer has the power and authority to execute and deliver this Agreement and to carry out the terms hereof; and the execution, delivery and performance of this Agreement have been duly authorized by the Backup Servicer by all necessary corporate action.

          (d) Binding Obligation. This Agreement shall constitute the legal, valid and binding obligation of the Backup Servicer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          (e) No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms hereof, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time, or both) a default under, the certificate of incorporation or bylaws of the Backup Servicer, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Backup Servicer is a party or by which it is bound, or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement, or violate any law, order, rule or regulation applicable to the Backup Servicer of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Backup Servicer or any of its properties.

          (f) No Proceedings. There are no proceedings or investigations pending or, to the Backup Servicer's knowledge, threatened against the Backup Servicer, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Backup Servicer or its properties: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Backup Servicer of its obligations under, or the validity or enforceability of, this Agreement.

          (g) The Backup Servicer is not required to obtain the consent of any other party or any consent, license, approval or authorization, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

          (h) Facilities. The Backup Servicer has adequate facilities and employees in place to handle the following, in accordance with its Collection Guidelines, including, but not limited to: (i) customer service inquiries/responsibilities; (ii) collections on delinquent and charged-off contracts; (iii) insurance monitoring and the making of claims with respect thereto;

(iv) creating the Servicer's Certificate; (v) repossession and other legal actions; (vi) statements to performing accounts and other correspondence; (vii) reconciliation of dealer holdback payments; (viii) inventory management; (ix) maintenance of lock-box accounts; (x) electronic skip tracing; and (xi) document storage and title maintenance.

          (i) The Backup Servicer shall take all actions it deems necessary to commence servicing within 30 days of receipt of written notice from the Class A Insurer, including without limitation, hiring and training new personnel and purchasing any necessary equipment.

          (j) The Backup Servicer will keep gateways, hardware, software, systems and the interface used to fulfill its obligations hereunder up-to-date as necessary to ensure continuing compatibility with Credit Acceptance's systems, utilized by Credit Acceptance in its capacity as Servicer, and otherwise maintain a technology platform that will enable the Backup Servicer to fulfill its obligations at all times, provided that the Backup Servicer will not be responsible for ensuring compatibility with systems changed or modified by Credit Acceptance unless Credit Acceptance notifies the Backup Servicer of such changes or modifications.

          (k) The Backup Servicer and all of its employees performing the services described hereunder will perform such services in accordance with industry standards applicable to the performance of such services, and with the same degree of care as it applies to the performance of such services for any assets which the Backup Servicer holds for its own account.

          (l) Upon a Backup Servicer Event of Default, the Backup Servicer shall promptly notify the Class A Insurer and the Backup Insurer, or, if both a Class A Insurer Default and a Backup Insurer Default have occurred and are continuing, the Indenture Trustee who shall distribute such notice to the Class A Noteholders, that a Backup Servicer Event of Default has occurred.

                                   ARTICLE 4
                                  TERMINATION

     SECTION 4.1. Backup Servicer Event of Default.

          For purposes of this Agreement, any of the following shall constitute a "Backup Servicer Event of Default":

          (a) Failure on the part of the Backup Servicer duly to observe or perform in any material respect any covenant or agreement of the Backup Servicer set forth in this Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Backup Servicer by the Controlling Party.

          (b) Any failure by the Backup Servicer (x) after the Assumption Date to deposit to the Collection Account any amount required to be deposited by the Servicer (except for any amounts required to be deposited by the Servicer under Section 4.07 of the Sale and Servicing Agreement) and such failure shall continue unremedied for a period of two (2) days or

(y) to deliver to the Trust Collateral Agent, the Class A Insurer or the Backup Insurer the Backup Servicer's Certificate on the related Distribution Date that shall continue unremedied for a period of one (1) Business Day.

          (c) The entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, or liquidator for the Backup Servicer in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings, or for the winding up or liquidation of its respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days or the entry of any decree or order for relief in respect of the Backup Servicer under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, or similar law, whether now or hereafter in effect, which decree or order for relief continues unstayed and in effect for a period of 60 consecutive days.

          (d) The consent by the Backup Servicer to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings of or relating to the Backup Servicer or relating to substantially all of its property; or the admission by the Backup Servicer in writing of its inability to pay its debts generally as they become due, the filing by the Backup Servicer of a petition to take advantage of any applicable insolvency or reorganization statute, the making by the Backup Servicer of an assignment for the benefit of its creditors, or the voluntarily suspension by the Backup Servicer of payment of its obligations.

          (e) Any representation, warranty or statement of the Backup Servicer made in this Agreement or any certificate, report or other writing delivered by the Backup Servicer pursuant hereto shall prove to be incorrect in any material respect as of the time when the same shall have been made and, within 30 days after written notice thereof shall have been given to the Backup Servicer by the Class A Insurer, the circumstances or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured.

     SECTION 4.2. Consequences of a Backup Servicer Event of Default.

          If a Backup Servicer Event of Default has occurred and is continuing, the Controlling Party may, by notice given in writing to the Backup Servicer, terminate all of the rights and obligations of the Backup Servicer under this Agreement. On or after the receipt by the Backup Servicer of such written notice, all authority, power, obligations and responsibilities of the Backup Servicer under this Agreement shall be terminated. The terminated Backup Servicer agrees to cooperate with the Controlling Party in effecting the termination of the responsibilities and rights of the terminated Backup Servicer under this Agreement.

     SECTION 4.3. Backup Servicing Termination.

          Prior to the time the Backup Servicer receives a notice from the Trust Collateral Agent that the Backup Servicer will become the Servicer, the Backup Servicer may terminate this Agreement for any reason in its sole judgment and discretion upon delivery of 90 days advance written notice to the Class A Insurer or the Trust Collateral Agent of such termination with a copy to the Backup Insurer.

     SECTION 4.4. Return of Confidential Information.

          Upon termination of this Agreement, the Backup Servicer shall, at the direction of the Controlling Party or the Trust Collateral Agent, promptly return all written confidential information and any related electronic and written files and correspondence in its possession as are related to this Agreement and the Service-Related Activities contemplated hereunder. The Backup Servicer shall provide reasonable access to its facilities and assistance to any successor servicer or other party assuming the servicing responsibilities, provided, however, that such access shall not unreasonably interfere with the Backup Servicer conducting its day to day operations.

                                   ARTICLE 5
                                 MISCELLANEOUS

     SECTION 5.1. Notices, Etc.

          (a) On and after the Assumption Date, Credit Acceptance and the Trust Collateral Agent hereby agree to provide to the Backup Servicer all notices required to be provided to the Servicer pursuant to the Sale and Servicing Agreement and the other Basic Documents, as well as a hard copy sent by a nationally recognized courier service with item tracking capability.

          (b) Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent electronically or by facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement on the day that the receipt of such facsimile transmission is confirmed in accordance with the provisions of this Section 5.1. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions (including payment instructions) and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses and accounts indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

If to the Issuer:

          Credit Acceptance Auto Dealer Loan Trust 2006-2
          c/o U.S. Trust Bank National Association
          300 Delaware Avenue, 9th Floor
          Wilmington, DE 19801
          Telephone: (302) 552-3104
          Telecopy: (302) 552-3129

If to the Servicer:

          Credit Acceptance Corporation
          Silver Triangle Building
          25505 West Twelve Mile Road, Suite 3000
          Southfield, Michigan 48034-8339
          Attention: Wendy Rummler
          Telephone: (248) 353-2700 (ext. 4217)
          Telecopy: (866) 249-3138

If to the Trust Collateral Agent:

          Deutsche Bank Trust Company Americas
          60 Wall Street, 26th Floor
          New York, NY 10005
          Attention: Lou Bodi
          Telephone: (212) 250-4855

If to the Class A Insurer:

          Radian Asset Assurance Inc.
          335 Madison Avenue
          New York, NY 10017-4605
          Attention: Chief Risk Officer and Chief Legal Officer
          Telephone: (212) 983-3100
          Telecopy: (212) 682-5377
          (With an electronic copy to ABSRM@radian.biz in the case of any reporting information required to be provided to the Class A Insurer)

If to the Backup Insurer:

          XL Capital Assurance Inc.
          1221 Avenue of the Americas
          31st Floor
          New York, NY 10020-1001
          Attention: Surveillance
          Telephone: (212) 478-3400
          Telecopy: (212) 478-3597

If to the Backup Servicer:

          Systems & Services Technologies, Inc.
          4315 Pickett Road
          St. Joseph, MO 64503
          Attention: John Chappell, President and Joseph Booz, Executive Vice President/General Counsel
          Telephone: (816) 671-2022
          Telecopy: (816) 671-2029

     SECTION 5.2. Successors and Assigns. This Agreement shall be binding upon the Backup Servicer, and shall inure to the benefit of the Trust Collateral Agent, the Class A Insurer and the Backup Insurer and their respective successors and permitted assigns; provided that the Backup Servicer shall not assign any of its rights or obligations hereunder without the prior written consent of the Controlling Party, and any such assignment in contradiction of the foregoing shall be null and void.

     SECTION 5.3. No Bankruptcy Petition Against the Seller and the Issuer. The parties hereto agree that until one year and one day after such time as the Class A Notes issued under the Indenture are paid in full, they shall not: (i) institute the filing of a bankruptcy petition against the Seller or the Issuer based upon any claim in its favor arising hereunder or under the Basic Documents; (ii) file a petition or consent to a petition seeking relief on behalf of the Seller or the Issuer under the Bankruptcy Law; or (iii) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of the Seller or the Issuer or any portion of the property of the Seller or the Issuer. The parties hereto agree that all obligations of the Issuer and the Seller are non-recourse to the Issuer and the Seller except as specifically set forth in the Basic Documents.

     SECTION 5.4. Controlling Party. So long as any Class A Note is outstanding, the Controlling Party shall have the power to exercise the voting, control and consent rights granted to the Class A Noteholders; provided, however, that after the occurrence and during the continuance of a Class A Insurer Default, all voting, consent or control rights of the Class A Insurer shall be suspended and the Backup Insurer shall be the Controlling Party. Upon the cure of a Class A Insurer Default, such voting, consent and control rights shall be reinstated. If the Backup Insurer is the Controlling Party, after the occurrence and during the continuance of a Backup Insurer Default, any voting, consent or control rights granted to the Backup Insurer shall be suspended. Upon the cure of any such Backup Insurer Default, the Backup Insurer's voting, consent and control rights shall be reinstated.

     SECTION 5.5. Severability Clause. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION 5.6. Amendments. This Agreement and the rights and obligations of the parties hereunder may not be changed orally but only by an instrument in writing signed by the parties hereto.

     SECTION 5.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

     SECTION 5.8. Counterparts. This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument.

     SECTION 5.9. Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Servicer, the Class A Insurer, the Backup Servicer, the Trust Collateral Agent, the Issuer and the Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                        CREDIT ACCEPTANCE CORPORATION,
                                        as Servicer


                                        By: /s/ Douglas W. Busk
                                            ------------------------------------
                                        Name: Douglas W. Busk
                                        Title: Treasurer


                                        RADIAN ASSET ASSURANCE INC.,
                                        as Class A Insurer


                                        By: /s/ George F. Schulz
                                            ------------------------------------
                                        Name: George F. Schulz
                                        Title: Vice President


                                        XL CAPITAL ASSURANCE INC.,
                                        as Backup Insurer


                                        By: /s/ Catherine R. Lau
                                            ------------------------------------
                                        Name: Catherine R. Lau
                                        Title: Senior Managing Director


                                        SYSTEM & SERVICES TECHNOLOGIES, INC.,
                                        as Backup Servicer


                                        By: /s/ Kimberly K. Costa
                                            ------------------------------------
                                        Name: Kimberly K. Costa
                                        Title: Vice President


                                        DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                        as Trust Collateral Agent


                                        By: /s/ Louis Bodi
                                            ------------------------------------
                                        Name: Louis Bodi
                                        Title: Vice President


                                        By: /s/ Jenna Kaufman
                                            ------------------------------------
                                        Name: Jenna Kaufman
                                        Title: Vice President

                   [Backup Servicing Agreement Signature Page]

                                        CREDIT ACCEPTANCE AUTO DEALER LOAN
                                        TRUST 2006-2, as Issuer

                                        By: U.S. Bank Trust National
                                        Association, not in its individual
                                        capacity but solely as Owner Trustee


                                        By: /s/ Mildred F. Smith
                                            ------------------------------------
                                        Name: Mildred F. Smith
                                        Title: Vice President


                                        CREDIT ACCEPTANCE FUNDING LLC 2006-2,
                                        as Seller


                                        By: /s/ Douglas W. Busk
                                            ------------------------------------
                                        Name: Douglas W. Busk
                                        Title: Treasurer


                  [Backup Servicing Agreement Signature Page 2]

                                    Exhibit I

                          Backup Servicer Certification